Exhibit 99.1

NYSE: MMP

Date:	Nov. 6, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces 94% Increase in Quarterly Net Income

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported third-quarter 2007 operating profit of $71.5 million compared to $44.4 million for third quarter 2006, representing a 61% increase. Net income grew to $59.4 million during third quarter 2007, which is a 94% increase over the $30.6 million reported for the corresponding 2006 period.

“Overall, we are pleased with our third-quarter results despite outages at several refineries served by our pipeline system, which reduced throughput volumes,” said Don Wellendorf, chief executive officer. “We benefited from higher pipeline rates, favorable commodity margins, lower pipeline operating expenses and profits from recent expansion projects.”

An analysis of variances by segment comparing third quarter 2007 to third quarter 2006 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $83.5 million, an increase of $28.3 million. Transportation revenues increased between periods primarily due to higher average pipeline tariffs resulting in part from the partnership’s 2007 mid-year tariff increase, partially offset by lower transportation shipments due to temporary reductions in production during 2007 at refineries connected to the partnership’s pipeline system. The current quarter also benefited from higher fees for leased storage and increased demand for the partnership’s terminal and renewable fuels services.

The 2007 quarter also benefited from higher product margin because the 2006 period was negatively impacted by rapidly declining commodity prices, resulting in a lower-of-cost-or-market adjustment in third quarter 2006 for inventory held by the partnership for its third-party supply agreement and transmix fractionation activity. Comparatively, petroleum prices were essentially unchanged during the 2007 quarter so no similar negative cost adjustment was required.

Operating expenses declined between periods principally due to more favorable product overages, which reduce operating expenses, lower maintenance expense due to project timing and reduced environmental accruals during the current period. Third quarter 2006 included environmental costs related to a risk mitigation agreement that transferred certain historical environmental risks to a third party to minimize the partnership’s future financial exposure to potential cost increases for remediation work at these sites.

Petroleum products terminals. Terminals operating margin was $22.7 million, an increase of $1.5 million. The current period benefited from increased revenues due to expansion projects at the partnership’s marine terminals, record throughput volumes for its inland terminals and higher additive fees. Operating expenses were higher primarily due to timing of maintenance projects and additional personnel costs.

Ammonia pipeline system. Ammonia operating margin was a loss of $2.3 million, a decrease of $1.6 million. Although revenues increased slightly between periods due to higher average tariff rates, third quarter 2007 was negatively impacted by higher expenses for maintenance work necessary to comply with federal regulatory testing of high consequence areas.

Basic and diluted net income per limited partner unit was 65 cents for third quarter 2007 compared to 43 cents for third quarter 2006.

Distributable cash flow, which represents the amount of cash generated during the period that is available to pay distributions, was $72.8 million during third quarter 2007 compared to $52.3 million during the corresponding 2006 quarter.

Management currently expects net income per limited partner unit for the full year 2007 of approximately $2.57, which results in a fourth-quarter 2007 estimate of approximately 71 cents per unit. Management’s goal for 2007 cash distribution growth remains 8% to 10%.

Management expects volumes on its refined petroleum products pipeline to return to more normal levels as refinery outages are anticipated to end during late fourth quarter. While the partnership continues to project that the large majority of its operating margin will be generated by its fee-based operations, management estimates that commodity margin will produce approximately 15% of total operating margin during 2007 based on its assumption that gasoline and diesel fuel prices will follow the current commodities futures market for the remainder of the year. Further, management continues to develop distribution growth targets based on the expectation that product-margin related activities will generate 10% or less of the partnership’s annual operating margin in the future.

Management has increased its total expansion capital spending forecast and currently estimates $160 million for 2007, with an additional $190 million of spending in 2008 and $15 million in 2009 to complete projects underway at this time. These expansion capital estimates exclude potential acquisitions or spending on more than $500 million of other potential growth projects in earlier stages of development.

Consistent with past practice, management intends to provide 2008 guidance for net income per limited partner unit, capital spending and distribution growth targets in early 2008.

An analyst call with management regarding third-quarter earnings and fourth-quarter outlook is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0741 and provide code 1431090. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 13. To access the replay, dial (888) 203-1112 and provide code 1431090. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow is an indicator of the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this news release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Transportation and terminals revenues	$144,702	$154,492	$413,448	$447,713
Product sales revenues	171,762	167,287	493,464	493,852
Affiliate management fee revenue	173	178	518	534

Total revenues	316,637	321,957	907,430	942,099
Costs and expenses:
Operating	71,051	64,442	179,481	185,444
Product purchases	169,741	153,926	458,193	444,494
Depreciation and amortization	15,182	15,914	45,739	47,049
Affiliate general and administrative	17,042	17,219	47,806	52,645

Total costs and expenses	273,016	251,501	731,219	729,632
Equity earnings	814	1,091	2,479	2,960

Operating profit	44,435	71,547	178,690	215,427
Interest expense	14,359	13,698	43,116	43,637
Interest income	(482)	(332)	(1,729)	(1,449)
Interest capitalized	(714)	(1,091)	(1,346)	(3,193)
Debt placement fee amortization	679	174	2,034	1,973
Debt prepayment premium	—	—	—	1,984
Other expense	—	29	339	728

Income before income taxes	30,593	59,069	136,276	171,747
Provision (benefit) for income taxes	—	(375)	—	1,149

Net income	$30,593	$59,444	$136,276	$170,598

Allocation of net income:
Limited partners’ interest	$28,335	$43,049	$106,163	$123,690
General partner’s interest	2,258	16,395	30,113	46,908

Net income	$30,593	$59,444	$136,276	$170,598

Basic net income per limited partner unit	$0.43	$0.65	$1.60	$1.86

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,361	66,550	66,361	66,546

Diluted net income per limited partner unit	$0.43	$0.65	$1.60	$1.86

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,644	66,550	66,537	66,549

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.051	$1.164	$1.052	$1.154
Volume shipped (million barrels)	84.7	78.6	232.1	226.8

Petroleum products terminals:
Marine terminal average storage utilized per month (million barrels)	20.5	21.8	20.6	21.6
Inland terminal throughput (million barrels)	28.7	30.9	81.1	88.4

Ammonia pipeline system:
Volume shipped (thousand tons)	159	133	537	533

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Petroleum products pipeline system:
Transportation and terminals revenues	$112,667	$118,862	$311,841	$340,558
Less: Operating expenses	57,623	46,432	140,196	131,688

Transportation and terminals margin	55,044	72,430	171,645	208,870
Product sales revenues	167,537	161,993	482,976	480,729
Less: Product purchases	168,374	152,189	453,813	438,548

Product margin	(837)	9,804	29,163	42,181
Add: Affiliate management fee revenue	173	178	518	534
Equity earnings	814	1,091	2,479	2,960

Operating margin	$55,194	$83,503	$203,805	$254,545

Petroleum products terminals:
Transportation and terminals revenues	$29,372	$32,786	$92,514	$96,549
Less: Operating expenses	10,885	13,521	34,744	40,627

Transportation and terminals margin	18,487	19,265	57,770	55,922

Product sales revenues	4,225	5,294	10,488	13,123
Less: Product purchases	1,496	1,867	4,766	6,335

Product margin	2,729	3,427	5,722	6,788

Operating margin	$21,216	$22,692	$63,492	$62,710

Ammonia pipeline system:
Transportation and terminals revenues	$3,517	$3,672	$11,666	$13,085
Less: Operating expenses	4,163	5,950	9,396	17,470

Operating margin	$(646)	$(2,278)	$2,270	$(4,385)

Segment operating margin	$75,764	$103,917	$269,567	$312,870
Add: Allocated corporate depreciation costs	895	763	2,668	2,251

Total operating margin	76,659	104,680	272,235	315,121
Less: Depreciation and amortization	15,182	15,914	45,739	47,049
Affiliate general and administrative	17,042	17,219	47,806	52,645

Total operating profit	$44,435	$71,547	$178,690	$215,427

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net income	$30,593	$59,444	$136,276	$170,598
Direct charges to the general partner:
Reimbursable general and administrative costs	(31)	1,869	934	3,749
Previously indemnified environmental charges	8,323	885	8,381	3,757

Total direct charges to general partner	8,292	2,754	9,315	7,506

Income before direct charges to general partner	38,885	62,198	145,591	178,104
General partner’s share of income(a)	27.13%	30.79%	27.08%	30.55%

General partner’s allocated share of net income before direct charges	10,550	19,149	39,428	54,414
Direct charges to general partner	8,292	2,754	9,315	7,506

Net income allocated to general partner	$2,258	$16,395	$30,113	$46,908

Net income	$30,593	$59,444	$136,276	$170,598
Less: net income allocated to general partner	2,258	16,395	30,113	46,908

Net income allocated to limited partners	$28,335	$43,049	$106,163	$123,690

(a)	For periods when the distributions the partnership pays exceed its net income, the general partner’s percentage share of income is its proportion of cash distributions paid for the period. For periods when net income exceeds the cash distributions the partnership pays, the general partner’s percentage share of income is its proportion of theoretical cash distributions that equal net income. The cash distributions the partnership paid for the three months ended September 30, 2006 exceeded its net income for that period; therefore, the general partner’s share of income was its proportion of cash distributions paid for that quarter. For the three months ended September 30, 2007, the partnership’s net income exceeds the cash distributions it will pay for that period; therefore, the general partner’s share of income was allocated based on a theoretical cash distribution of $0.6469 per limited partner unit. The general partner’s share of distributions for the nine months ended September 30, 2006 was equal to its share of actual first and third quarter 2006 distributions plus its share of theoretical distributions for second quarter 2006. During 2007, the general partner’s share of distributions for the nine months ended September 30, 2007 was equal to its share of actual distributions paid for the first quarter and theoretical distributions for the second and third quarters.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net income	$30.6	$59.4	$136.3	$170.6
Add: Depreciation and amortization (1)	15.9	16.1	47.8	49.0
Equity-based incentive compensation	4.4	1.2	8.2	7.1
Direct charges to general partner	8.3	2.8	9.3	7.5
Asset retirements and impairments	1.4	1.4	6.0	5.8
Less: Maintenance capital (net of indemnified spending)	6.8	7.0	17.5	20.9
Other	1.5	1.1	3.7	3.0

Distributable cash flow (2)	$52.3	$72.8	$186.4	$216.1

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)	Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Related to its indemnification settlement, the partnership has collected the entire amount due of $117.5 million. Through September 30, 2007, the partnership has either paid or accrued liabilities totaling $85.2 million that are covered by this indemnification settlement.